Exhibit 99

CACI Appoints John Mengucci as

Chief Operating Officer, U.S. Operations

Accomplished Industry Leader Known for Implementing Growth Strategies, Managing Large Operations

Arlington, Va., February 15, 2012 - CACI International Inc (NYSE:CACI) announced today that it has appointed John Mengucci as Chief Operating Officer for U.S. Operations. Mr. Mengucci joins CACI from the Lockheed Martin Corporation, where he served as President of the company’s Information Systems and Global Solutions - Civil Product Line. With CACI, Mr. Mengucci will oversee the company’s four main business groups – Enterprise Technologies and Services, the Mission Systems Group, National Solutions Group, and Transformation Solutions Group. Mr. Mengucci brings a strong track record of developing and implementing successful growth strategies and managing large operations for peak performance to continue CACI’s sustained growth and success.

Most recently with Lockheed Martin, Mr. Mengucci led a 13,000-person, $4 billion business area. His group served clients that included the Department of Homeland Security, the Department of Justice and the Federal Bureau of Investigation, the Federal Aviation Administration, the National Aeronautics and Space Administration, and many other federal agencies. He oversaw additional growth markets as well as investments in health, energy, and financial markets.

His previous positions at Lockheed Martin included serving as President of Information Systems and Global Solutions - Defense. In this role, his responsibilities included the execution and growth of a $3.5 billion business area providing intelligence, surveillance, and reconnaissance; command and control; data fusion; and IT solutions and services to domestic and international defense departments. Before this, Mr. Mengucci held increasingly responsible executive roles with Lockheed Martin beginning with his position as director of Martin Marietta Corporation’s Electronic Systems Radar Product Support Division in 1992.

Upon his appointment Mr. Mengucci said, “CACI offers me the opportunity to join a highly-credentialed team of leaders whose vision and strategy are guiding one of the top-performing companies in our industry. I look forward to working with CACI’s business groups and clients to keep delivering operational excellence and continually raise our level of success.”

According to Dan Allen, CACI President of U.S. Operations, “We welcome John Mengucci as our new Chief Operating Officer for U.S. Operations. His proven leadership experience and skills align perfectly with our ongoing growth in core markets and will help us accelerate our momentum in emerging markets that are key to our future success.”

CACI President and Chief Executive Officer Paul Cofoni said, “John Mengucci’s appointment as CACI’s Chief Operating Officer for U.S. Operations demonstrates that CACI continues to be the company of choice for our industry’s highest-caliber senior leaders. We attract outstanding professionals who want to be part of our forward-looking vision and strategy, our sustained top financial performance, and our ongoing delivery of in-demand services and solutions for our clients’ greatest challenges in national security and government transformation.”

Celebrating our 50th year in business, CACI sustains an exceptional record of success by providing professional services and IT solutions needed to prevail in the areas of defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR solutions; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI solutions help federal clients provide for national security, improve communications and collaboration, secure information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. A member of the Fortune 1000 Largest Companies and the Russell 2000 index, CACI provides dynamic careers for approximately 14,400 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media:	Investor Relations:
Jody Brown, Executive Vice President, Public Relations	David Dragics, Senior Vice President, Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com
CACI-HR